STATE OF ARIZONA

Office of the
CORPORATION COMMISSION

CERTIFICATE OF GOOD STANDING

I, the undersigned Executive Director of the Arizona Corporation Commission, do hereby certify that:

Hoop Street Center I Corporation

ACC file number: 23132285

was incorporated under the laws of the State of Arizona on 09/21/2020;

That all annual reports owed to date by said corporation have been filed or delivered for filing, and all annual filing fees owed to date have been paid; and

That, according to the records of the Arizona Corporation Commission, said corporation is in good standing in the State of Arizona as of the date this Certificate is issued.

This Certificate relates only to the legal existence of the above named entity as of the date this Certificate is issued, and is not an endorsement, recommendation, or approval of the entity's condition, business activities, affairs, or practices.

IN WITNESS WHEREOF, I have hereunto set my hand, affixed the official seal of the Arizona Corporation Commission, and issued this Certificate on this date: **10/14/2020**

SEAL OF THE ARIZONA CORPORATION COMMISSION DITAT DEUS 1912

Matthew Neubert, Executive Director